Exhibit 3.2

BYLAWS OF
COSTCO WHOLESALE CORPORATION

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3.11	QUORUM OF DIRECTORS	19
3.12	PRESUMPTION OF ASSENT	19
3.13	ACTION BY DIRECTORS WITHOUT A MEETING	19
3.14	TELEPHONIC MEETINGS	19
3.15	COMPENSATION	20
3.16	COMMITTEES	20
3.17	CHAIRMAN	20

ARTICLE 4	OFFICERS	20

4.1	APPOINTMENT	20
4.2	QUALIFICATION	20
4.3	OFFICERS DESIGNATED	21
	(a) CHIEF EXECUTIVE OFFICER	21
	(b) PRESIDENT	21
	(c) EXECUTIVE VICE PRESIDENTS	21
	(d) SECRETARY	21
	(e) CHIEF FINANCIAL OFFICER	22
	(f) TREASURER	22
4.4	DELEGATION	22
4.5	RESIGNATION	22
4.6	REMOVAL	22
4.7	VACANCIES	22
4.8	COMPENSATION	23

ARTICLE 5	EXECUTION OF INSTRUMENTS AND VOTING OF SECURITIES OWNED BY THE CORPORATION	23

5.1	EXECUTION OF CORPORATE INSTRUMENTS	23
5.2	VOTING OF SECURITIES OWNED BY THE CORPORATION	23

ARTICLE 6	STOCK	23

6.1	FORM AND EXECUTION OF CERTIFICATES	23
6.2	LOST CERTIFICATES	24
6.3	TRANSFERS	24
6.4	REGISTERED SHAREHOLDERS	24
6.5	EXECUTION OF OTHER SECURITIES	24

ARTICLE 7	BOOKS AND RECORDS	24

7.1	BOOKS OF ACCOUNTS, MINUTES AND SHARE REGISTER	24
7.2	COPIES OF RESOLUTIONS	25

ARTICLE 8	FISCAL YEAR	25

ARTICLE 9	CORPORATE SEAL	25

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ARTICLE 10	INDEMNIFICATION	25

10.1	RIGHT TO INDEMNIFICATION	25
10.2	NONEXCLUSIVITY OF RIGHTS	25
10.3	INSURANCE, CONTRACTS AND FUNDING	25
10.4	INDEMNIFICATION OF EMPLOYEES AND AGENTS OF THE CORPORATION	26
10.5	PERSONS SERVING OTHER ENTITIES	26

ARTICLE 11	AMENDMENT OF BYLAWS	26

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BYLAWS OF
COSTCO WHOLESALE CORPORATION
These Bylaws are promulgated pursuant to the Washington Business Corporation Act, as set forth in Title 23B of the Revised Code of Washington (“RCW”).
ARTICLE 1

OFFICES
1.1REGISTERED OFFICE AND REGISTERED AGENT. The registered office of the corporation shall be located in the State of Washington at such place as may be fixed from time to time by the Board of Directors upon filing of such notices as may be required by law, and the registered agent shall have a business office identical with such registered office. Any change in the registered agent or registered office shall be effective upon filing such change with the office of the Secretary of State of the State of Washington.
1.2OFFICES. The corporation shall have and maintain an office or principal place of business at such place as may be fixed by the Board of Directors, and may also have offices at such other places, both within and without the State of Washington, as the Board of Directors may from time to time determine or the business of the corporation may require.
ARTICLE 2

SHAREHOLDERS
2.1ANNUAL MEETING.
(a)The annual meeting of shareholders shall be held each year at such date, time and place as may be designated by resolution of the Board of Directors. The Board of Directors may, in its sole discretion, determine that the meeting may be held solely by means of remote communication, as permitted by Section 23B.07.080 of the RCW. At the meeting, directors shall be elected and any other proper business may be transacted.
(b)Nominations of persons for election to the Board of Directors and the proposal of business to be considered by the shareholders may be made at an annual meeting of shareholders only (i) pursuant to the corporation’s notice with respect to such meeting (or any supplement thereto), (ii) by or at the direction of the Board of Directors, (iii) by any shareholder of the corporation who was a shareholder of record at the time of giving of the notice provided for in this Section 2.1, who is entitled to vote for the election of directors or such other business at the meeting and who has complied with the notice procedures set forth in this Section 2.1, or (iv) by any Nominating Shareholder (as defined below) who meets the requirements of and complies with the procedures set forth in Section 2.12.
(c)For nominations or other business to be properly brought before an annual meeting by a shareholder pursuant to Section 2.1(b)(iii):
(i)the shareholder must have given timely notice thereof in writing to the Secretary of the corporation, as provided in this Section 2.1; and
(ii)such business must be a proper matter for shareholder action under the RCW.
(d)To be timely, a shareholder’s notice pursuant to Section 2.1(b)(iii) shall be delivered to the Secretary at the principal executive offices of the corporation not less than 90 or more than 120 days before the first anniversary of the date of the preceding year’s annual meeting of shareholders; provided, however, that if the date of the annual meeting is advanced more than 30 days before or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, or if the corporation did not hold an annual meeting in the preceding year, notice by the shareholder to be timely must be so delivered not earlier than the 120th day and not later than the close of business on the later of the 90th day before such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The minimum timeliness requirements of this paragraph shall apply despite any different timeline described in Rule 14a-19 or elsewhere in Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including with respect to any statements or information required to be provided to the corporation pursuant to Rule 14a-19 of the Exchange Act by a nominating shareholder and not otherwise specified herein. In no event shall the public announcement of an adjournment of the annual meeting commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above. Such shareholder’s notice under Section 2.1(b)(iii) shall set forth:
(i)as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made:
(A)the name and address of such shareholder, as they appear on the corporation’s books, and of such beneficial owner (such shareholder or beneficial owner, a “Holder”) and, if such Holder is an entity, any control person;
(B)the class and number of shares of the corporation that are owned beneficially and of record by the Holder and by each control person;
(C)a description of any agreement, arrangement or understanding (including without limitation any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the notice by, or on behalf of, the Holder or control person, the effect or intent of which is to mitigate loss, manage risk or benefit from changes in the share price of any class or series of the corporation’s stock, or maintain, increase or decrease the voting power of the Holder or control person with respect to shares of the corporation (any such agreement, arrangement or understanding, a “Derivative Instrument”);
(D)a description of any agreement, arrangement or understanding with respect to the nomination or other business between or among such Holder or control person, on the one hand, and any other person acting in concert with any of them, on the other hand, including without limitation any agreements that would be required to be disclosed pursuant to Item 5 or Item 6 of Schedule 13D of the Exchange Act (regardless of whether the requirement to file a Schedule 13D is applicable);
(E)a description of the terms of and number of shares subject to any short interest in any security of the corporation in which the Holder or any control person has an interest (for purposes of these Bylaws a person shall have a short interest in a security if the Holder or control person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security);
(F)a description of any proportionate interest in shares of the corporation or any Derivative Instrument held, directly or indirectly, by a general or limited partnership or limited liability company or similar entity in which the Holder or control person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, is the manager, managing member or directly or indirectly beneficially owns an interest in the manager or managing member of a limited liability company or similar entity;
(G)a description of the terms of and number of shares subject to any performance-related fees (other than an asset-based fee) that the Holder or control person is entitled to based on any increase or decrease in the value of shares of the corporation or Derivative Instruments, if any;

(H)a description of the terms of and number of shares subject to any arrangements, rights, or other interests described in Sections 2.1(d)(i)(C)-(G) held by members of such Holder’s or control person’s immediate family sharing the same household;
(I)any other information relating to the Holder or control person or any person who would be considered a participant in a solicitation with such Holder or control person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations thereunder;
(J)a representation that the shareholder is a holder of record of the stock of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to present such business or nomination and to vote or cause to be voted its stock at the meeting;
(K)a description of such Holder’s direct or, to the Holder’s knowledge, indirect interest in any contract with the corporation or any affiliate of the corporation (including any employment agreement, collective bargaining agreement or consulting agreement);
(L)a complete and accurate description of any pending or, to the Holder’s knowledge, threatened legal proceeding in which such Holder is a party or participant involving the corporation or, to the Holder’s knowledge, any current or former officer, director, affiliate or associate of the corporation;
(M)a representation as to whether such Holder intends to solicit proxies in support of director nominees other than the corporation’s nominees in accordance with Rule 14a-19 of the Exchange Act (including a statement that any such Holder intends to solicit the holders of shares representing at least 67% of the voting power of shares); and
(N)any other information as reasonably requested by the corporation.
The information required by this subsection (i) shall be provided as of the date of the notice and shall be provided as of the record date for the meeting through a supplemental statement by the Holder delivered to the corporation not later than 10 days after the record date for the meeting, and shall be updated through the date of the annual meeting to reflect any material changes in such information.
(ii)as to each person, if any, whom the Holder proposes to nominate for election or reelection as a director (a “nominee”):
(A)all information relating to the nominee as would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act, including the nominee’s written consent to being named in the corporation’s proxy materials as a nominee and to serving as a director if elected;
(B)a description of all direct and indirect compensation and other material monetary agreements, arrangements, and understandings during the past three years, and any other material relationships, between or among the Holder and any control person or other person acting in concert, on the one hand, and each proposed nominee, and each proposed nominee’s respective affiliates or persons acting in concert, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K if the Holder making the nomination and any affiliate or person acting in concert with either, were the “registrant” for purposes of Item 404 and the nominee were a director or executive officer of such registrant;
(C)a description of the material terms of all agreements and arrangements between any nominee and any person or entity other than the corporation relating to compensation or other payment in connection with such nominee’s candidacy or, if elected, service as a director;
(D)a written questionnaire with respect to the background and qualification of such nominee, completed by such nominee in the form required by the corporation (which form the Secretary shall provide to such Holder upon request);
(E)a completed and signed questionnaire, representation and agreement required by Section 2.13; and
(F)such other information as the corporation may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the corporation and whether the nominee would be deemed “independent” under applicable law and rules.
(iii)as to any other business that the Holder proposes to bring before the meeting, a brief description of such business, the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event such business includes a proposal to amend the Articles of Incorporation or Bylaws of the corporation, the text of such amended Articles or Bylaws), the reasons for conducting such business at the meeting and any material interest in such business of such Holder.
(e)In no event may a Holder nominate a greater number of nominees than are subject to election by the shareholders at the applicable meeting. Any Holders directly or indirectly soliciting proxies from other shareholders must use a proxy card color other than white, which shall be reserved for the exclusive use by the Board of Directors. Notwithstanding anything in this Section 2.1 to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the corporation at least 55 days before the first anniversary of the date of the preceding year’s annual meeting of shareholders, a shareholder’s notice required by this Bylaw shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the corporation.
(f)Section 2.1(b)(iii) and Section 2.12 shall be the exclusive means for a shareholder to make director nominations at an annual meeting of shareholders and Section 2.1(b)(iii) shall be the exclusive means for a shareholder to submit other business at an annual meeting of shareholders (other than proposals that are brought under Rule 14a-8 of the Exchange Act (or any successor rule) and included in the corporation’s notice of meeting. The chairman of the meeting shall have the power and the duty to determine whether a nomination or any business proposed to be brought before the meeting has been made in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, to declare that such defectively proposed business or nomination shall not be presented for shareholder action at the meeting and shall be disregarded. Notwithstanding the provisions of this Section 2.1, unless otherwise required by law, if any Holder directly or indirectly (i) provides notice pursuant to Rule 14a-19(b) of the Exchange Act and (ii) subsequently fails to comply with the requirements of Rule 14a-19(a)(2) and Rule 14a-19(a)(3) of the Exchange Act (including because such shareholder fails to provide the Company with all information and notices required by Rule 14a-19 of the Exchange Act and this Section 2.1), then any person nominated by such Holder shall be ineligible for election and the chairman of the meeting shall disregard any proxies or votes solicited for each person whom the Holder nominates, notwithstanding that such proxies may have been received by the corporation and counted for the purposes of determining quorum. If any Holder directly or indirectly provides notice pursuant to Rule 14a-19(b) of the Exchange Act, such shareholder shall deliver to the Company reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) of the Exchange Act no later than 5 business days prior to the applicable meeting.
(g)For purposes of these Bylaws, (i) “control person” means, with respect to a Holder, each director (in the case of a corporation), general partner (in the case of a limited or general partnership), manager or managing member (in the case of a limited liability company), executive officer, or other person performing similar functions of such Holder or such Holder’s general partner, manager or managing member (each, a “control person”), and (ii) “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13, 14 or 15(d) of the Exchange Act.
(h)Nothing in this Section 2.1 shall be deemed to affect any rights of shareholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act. Notice of shareholder proposals that are, or that the shareholder intends to be, governed by Rule 14a-8 under the Exchange Act are not governed by this Section 2.1.
2.2SPECIAL MEETINGS.
(a)Special meetings of the shareholders, other than those required by statute, may be called at any time by the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board, or by any shareholders of record owning in the aggregate at least 10% of all votes entitled to be cast on any issue proposed to be considered at the proposed special meeting. For purposes of this Section 2.2, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships. The Board of Directors may postpone or reschedule any previously scheduled special meeting.
(b)Only such business shall be conducted at a special meeting of the shareholders as shall have been brought before the meeting pursuant to the corporation’s notice of the meeting. In the case of a special meeting called by one or more shareholders, the business transacted shall be limited to the purpose(s) stated in the request; provided that the Board of Directors may submit its own proposal or proposals for consideration at such special meeting.
(c)Nominations of persons for election to the Board of Directors and the proposal of business to be considered by the shareholders may be made at a special meeting of shareholders only (i) by or at the direction of the Board of Directors or (ii) by any shareholder of record at the time of giving of notice provided for in this paragraph, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 2.2. Nominations by shareholders of persons for election to the Board of Directors and the proposal of business by shareholders may be made at such a special meeting of shareholders if the substance of the shareholder’s notice complies with Section 2.1, and the shareholder’s notice has been delivered to the Secretary at the principal executive offices of the corporation not later than the close of business on the later of the 90th day before such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.
(d)Section 2.2(c)(ii) shall be the exclusive means for a shareholder to make director nominations or submit other business at a special meeting of shareholders (other than proposals that are brought under Rule 14a-8 of the Exchange Act and included in the corporation’s notice of meeting). The chairman of the meeting shall have the power and the duty to determine whether a nomination or any business proposed to be brought before the meeting has been made in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, to declare that such defectively proposed business or nomination shall not be presented for shareholder action at the meeting and shall be disregarded.

(e)Nothing in this Section 2.2 shall be deemed to affect any rights of shareholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act. Notice of shareholder proposals that are, or that the shareholder intends to be, governed by Rule 14a-8 under the Exchange Act are not governed by this Section 2.2.
2.3NOTICE OF MEETINGS. Except as set forth in subsections (b) and (c) below, all notices of meetings of shareholders shall be sent not less than 10 nor more than 60 days before the date of the meeting. The notice shall specify the place, date, and hour of the meeting and (a) in the case of a special meeting, the general nature of the business to be transacted (no business other than that specified in the notice may be transacted) or (b) in the case of the annual meeting, those matters which the Board of Directors, at the time of giving the notice, intends to present for action by the shareholders (but, subject to the provisions of the next paragraph of this Section 2.3 and the advance notice provisions of Section 2.1(b) and 2.12, any proper matter may be presented at the meeting for such action). The notice of any meeting at which directors are to be elected shall include the name of any nominee or nominees who, at the time of the notice, are intended by the Board of Directors to be presented for election.
Written notice of any meeting of shareholders shall be given either (a) personally, (b) by first-class mail, (c) by other written means of communication, or (d) by electronic transmission (as defined below) either by the corporation (if the meeting is called by the Board of Directors) or to the corporation (if the meeting is called by a shareholder pursuant to Section 2.2).
“Electronic transmission by the corporation” includes facsimile transmissions, electronic mail, posting on an electronic message board or network which the corporation has designated for such purpose (together with a separate notice to the shareholder of the posting), or other means of electronic communication, provided such electronic transmission (i) creates a record that is capable of retention, retrieval and review and may otherwise be rendered into clearly legible tangible form and (ii) complies, to the extent applicable, with the Electronic Signatures in Global and National Commerce Act (15 U.S.C. Sec. 7001(c)(1)). The corporation may not send notices by electronic transmission to a shareholder unless such shareholder has affirmatively consented to receiving notices by electronic transmission; such shareholder may revoke such consent at any time. Notwithstanding the foregoing, notice shall not be given by electronic transmission to a shareholder if the corporation is unable to deliver two consecutive notices to such shareholder by that means, or the inability to deliver notices electronically to such shareholder becomes known to the Secretary, assistant secretary or transfer agent of the corporation, or to any other person responsible for the giving of the notice.
“Electronic transmission to the corporation” includes facsimile or electronic mail directed to the facsimile number or electronic mail address specified by the corporation for such purpose, posting on an electronic message board or network which the corporation has designated for such purpose, or other means of electronic communication, provided that the corporation has put into effect reasonable measures to verify that the sender is the shareholder purporting to send the message, and provided further that such electronic transmission creates a record capable of retention, retrieval and review, and may thereafter be rendered into clearly legible tangible form.
Notices sent by the corporation by mail, facsimile or electronic mail shall be sent charges prepaid and shall be addressed to the shareholder at the mailing, facsimile or electronic mail address of that shareholder, as applicable, appearing on the books of the corporation or given by the shareholder to the corporation for the purpose of notice. If no address appears on the corporation’s books or is given, notice shall be deemed to have been given if sent to that shareholder by mail or other written communication to the corporation’s principal executive office, or if published at least once in a newspaper of general circulation in the county where that office is located.
Notice shall be deemed to have been given at the time when delivered personally or deposited in the mail or sent by other means of written communication or electronic transmission. If notice is sent via posting on an electronic message board together with a separate notice to the shareholder of the posting, notice shall be deemed to have been validly delivered upon the later of the posting or the delivery of the separate notice.
(a)NOTICE OF SPECIAL MEETING. In the case of a special meeting, the written notice shall also state with reasonable clarity the purpose or purposes for which the meeting is called and the actions sought to be approved at the meeting. No business other than that specified in the notice may be transacted at a special meeting.
(b)PROPOSED ARTICLES OF AMENDMENT OR DISSOLUTION. If the business to be conducted at any meeting includes any proposed amendment to the Articles of Incorporation or the proposed voluntary dissolution of the corporation, then the written notice shall be given not less than 20 nor more than 60 days before the meeting date and shall state that the purpose or one of the purposes is to consider the advisability thereof, and, in the case of a proposed amendment, shall be accompanied by a copy of the amendment.
(c)PROPOSED MERGER, CONSOLIDATION, EXCHANGE, SALE, LEASE OR DISPOSITION. If the business to be conducted at any meeting includes any proposed plan of merger or share exchange, or any sale, lease, exchange, or other disposition of all or substantially all of the corporation’s property otherwise than in the usual or regular course of its business, then the written notice shall state that the purpose or one of the purposes is to consider the proposed plan of merger or share exchange, sale, lease, or disposition, as the case may be, shall describe the proposed action with reasonable clarity, and, if required by law, shall be accompanied by a copy or a detailed summary thereof; and written notice shall be given to each shareholder of record, whether or not entitled to vote at such meeting, not less than 20 nor more than 60 days before such meeting, in the manner provided in this Section 2.3 above.
(d)DECLARATION OF MAILING. A declaration of the mailing or other means of giving any notice of any shareholders’ meeting, executed by the Secretary, Assistant Secretary, or any transfer agent of the corporation giving the notice, shall be prima facie evidence of the giving of such notice.
(e)WAIVER OF NOTICE. Notice of any shareholders’ meeting may be waived in writing by any shareholder at any time, either before or after the meeting. Except as provided below, the waiver must be signed by the shareholder entitled to the notice, and be delivered to the corporation for inclusion in the minutes or filing with the corporate records. A shareholder’s attendance at a meeting waives objection to lack of notice, or defective notice, unless the shareholder at the beginning of the meeting objects to holding the meeting or transacting business at the meeting.
2.4QUORUM. A quorum shall exist at any meeting of shareholders if a majority of the shares entitled to vote is represented in person or by proxy. Shares entitled to vote as a separate voting group may take action on a matter at a meeting only if a quorum of those shares exists with respect to that matter. The shareholders present at a duly organized meeting may continue to transact business at such meeting and at any adjournment of such meeting (unless a new record date is or must be set for the adjourned meeting), notwithstanding the withdrawal of enough shareholders from either meeting to leave less than a quorum. Once a share is represented for any purpose at a meeting other than solely to object to holding the meeting or transacting business at the meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting unless a new record date is or must be set for the adjourned meeting.
2.5VOTING OF SHARES. Except as otherwise provided in the Articles of Incorporation or these Bylaws, and except as required by law, every shareholder of record shall have the right at every shareholders’ meeting to one vote for every share standing in his or her name on the books of the corporation. If a quorum exists, action on a matter, other than the election of directors, is approved by a voting group if the votes cast within the voting group favoring the action exceed the votes cast within the voting group opposing the action, unless a greater number is required by the Articles of Incorporation or the Washington Business Corporation Act.
2.6ADJOURNED MEETINGS. Whether or not a quorum exists, the chairman of the meeting (as provided in Section 2.11) or a majority of the shares represented at a meeting may adjourn the meeting from time to time without further notice. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. However, if a new record date for the adjourned meeting is or must be fixed in accordance with the Washington Business Corporation Act, notice of the adjourned meeting must be given to persons who are shareholders as of the new record date. At any adjourned meeting, the corporation may transact any business which might have been transacted at the original meeting.
2.7RECORD DATE. For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders, or any adjournment thereof, or entitled to receive payment of any dividend, the Board of Directors may fix in advance a record date for any such determination of shareholders, such date to be not more than 70 days and, in the case of a meeting of shareholders, not less than 10 days prior to the meeting or action requiring such determination of shareholders. If no record date is fixed for the determination of shareholders entitled to notice of or to vote at a meeting of shareholders, or shareholders entitled to receive payment of a dividend, the day before the date on which notice of the meeting is mailed or the date on which the resolution of the Board of Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of shareholders. When a determination of shareholders entitled to vote at any meeting of shareholders has been made as provided in this Section 2.7, such determination shall apply to any adjournment thereof, unless the Board of Directors fixes a new record date, which it must do if the meeting is adjourned more than 120 days after the date is fixed for the original meeting.
2.8RECORD OF SHAREHOLDERS ENTITLED TO VOTE. After fixing a record date for a shareholders’ meeting, the corporation shall prepare an alphabetical list of the names of all shareholders on the record date who are entitled to notice of the shareholders’ meeting. The list shall be arranged by voting group, and within each voting group by class or series of shares, and show the address of, and number of shares held by, each shareholder. A shareholder, shareholder’s agent, or a shareholder’s attorney may inspect the shareholders list, beginning 10 days prior to the shareholders’ meeting and continuing through the meeting, at the corporation’s principal office or at a place identified in the meeting notice in the city where the meeting will be held during regular business hours and at the shareholder’s expense. The shareholders list shall be kept open for inspection during such meeting or any adjournment. Failure to comply with the requirements of this Section 2.8 shall not affect the validity of any action taken at such meeting.
2.9ACTION BY SHAREHOLDERS WITHOUT A MEETING. Unless otherwise provided in the Articles of Incorporation, any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting and without prior notice if a consent in writing setting forth the action to be taken shall be signed by all shareholders entitled to vote on the action.
2.10PROXIES. At all meetings of shareholders, a shareholder may vote by proxy executed in writing by the shareholder or by his or her duly authorized attorney in fact. Such proxy shall be filed with the Secretary of the corporation before or at the time of the meeting. No proxy shall be valid after three years from the date of its execution, unless otherwise provided in the proxy or by applicable law.
2.11ORGANIZATION.
(a)At every meeting of shareholders, the Chairman of the Board of Directors (the “Chairman”), or, if a Chairman has not been appointed or is absent, the Chief Executive Officer, or, if the Chief Executive Officer is absent, the President, or, if the President is absent, a chairman of the meeting chosen by a majority of the Board of Directors, shall act as chairman. The Secretary, or, in his or her absence, an Assistant Secretary directed to do so by the Chief Executive Officer, the President or the chairman, shall act as secretary of the meeting.
(b)The Board of Directors of the corporation shall be entitled to make such rules or regulations for the conduct of meetings of shareholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board of Directors, if any, the chairman of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to shareholders of record of the corporation and their duly authorized and constituted proxies and such other persons as the chairman shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting on matters which are to be voted on by ballot. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of shareholders shall not be required to be held in accordance with rules of parliamentary procedure.
2.12SHAREHOLDER NOMINATIONS INCLUDED IN THE CORPORATION’S PROXY MATERIALS.
(a)INCLUSION OF SHAREHOLDER NOMINEES IN PROXY STATEMENT. Subject to the provisions of this Section 2.12, if expressly requested in the relevant Nomination Notice (as defined below), the corporation shall include in its proxy statement for any annual meeting of shareholders:
(i)the names of any person or persons nominated for election to the Board of Directors (each, a “Shareholder Nominee”), which shall also be included on the corporation’s form of proxy and ballot, by any Eligible Holder (as defined below) or group of up to 20 Eligible Holders that has (individually and collectively, in the case of a group) satisfied, as determined by the Board of Directors, all applicable conditions and complied with all applicable procedures set forth in this Section 2.12 (such Eligible Holder or group of Eligible Holders being a “Nominating Shareholder”);
(ii)disclosure about each Shareholder Nominee and the Nominating Shareholder required under the rules of the SEC or other applicable law to be included in the proxy statement;
(iii)any statement included by the Nominating Shareholder in the Nomination Notice for inclusion in the proxy statement in support of each Shareholder Nominee’s election to the Board of Directors (subject, without limitation, to Section 2.12(e)(ii)), if such statement does not exceed 500 words and fully complies with Section 14 of the Exchange Act and the rules and regulations thereunder, including Rule 14a-9 (or any successor rule) (the “Supporting Statement”); and
(iv)any other information that the corporation or the Board of Directors determines, in their discretion, to include in the proxy statement relating to the nomination of each Shareholder Nominee, including, without limitation, any statement in opposition to the nomination, any information provided pursuant to this Section 2.12 and any solicitation materials or related information with respect to a Shareholder Nominee.
For purposes of this Section 2.12, any determination to be made by the Board of Directors may be made by the Board of Directors, a committee of the Board of Directors or any officer of the corporation designated by the Board of Directors or a committee of the Board of Directors, and any such determination shall be final and binding on the corporation, any Eligible Holder, any Nominating Shareholder, any Shareholder Nominee and any other person (without any further recourse). The chairman of any annual meeting of shareholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall have the power and duty to determine whether a

Shareholder Nominee has been nominated in accordance with the requirements of this Section 2.12 and, if not so nominated, shall direct and declare at the meeting that such Shareholder Nominee shall not be considered.
(b)MAXIMUM NUMBER OF SHAREHOLDER NOMINEES.
(i)The corporation shall not be required to include in the proxy statement for an annual meeting of shareholders more Shareholder Nominees than that number of directors constituting the greater of (A) two and (B) 20% of the total number of directors of the corporation on the last day on which a Nomination Notice may be submitted pursuant to this Section 2.12 (rounded down to the nearest whole number) (the “Maximum Number”).
(ii)The Maximum Number for a particular annual meeting shall be reduced by (A) Shareholder Nominees whom the Board of Directors itself decides to nominate for election at such annual meeting; (B) Shareholder Nominees who cease to satisfy, or Shareholder Nominees of Nominating Shareholders that cease to satisfy, the eligibility requirements in this Section 2.12, as determined by the Board of Directors; (C) Shareholder Nominees whose nomination is withdrawn by the Nominating Shareholder or who become unwilling or unable to serve on the Board of Directors; and (D) the number of incumbent directors who had been Shareholder Nominees with respect to any of the preceding three annual meetings of shareholders and whose reelection at the upcoming annual meeting is being recommended by the Board of Directors.
(iii)In the event that one or more vacancies for any reason occurs on the Board of Directors after the deadline for submitting a Nomination Notice as set forth in Section 2.12(d) but before the date of the annual meeting, and the Board of Directors resolves to reduce the size of the board, the Maximum Number shall be calculated based on the number of directors in office as so reduced.
(iv)If the number of Shareholder Nominees pursuant to this Section 2.12 for any annual meeting of shareholders pursuant to this Section 2.12 exceeds the Maximum Number because there is more than one Nominating Shareholder, then, promptly upon notice from the corporation, each Nominating Shareholder will select one Shareholder Nominee for inclusion in the proxy statement until the Maximum Number is reached, going in order of the amount (largest to smallest) of the ownership position as disclosed in each Nominating Shareholder’s Nomination Notice (as amended, as applicable), with the process repeated if the Maximum Number is not reached after each Nominating Shareholder has selected one Shareholder Nominee. If, after the deadline for submitting a Nomination Notice as set forth in Section 2.12(d), a Nominating Shareholder or a Shareholder Nominee ceases to satisfy the eligibility requirements in this Section 2.12, as determined by the Board of Directors, a Nominating Shareholder withdraws its nomination or a Shareholder Nominee becomes unwilling or unable to serve on the Board of Directors, whether before or after the mailing or other distribution of the definitive proxy statement, then the nomination shall be disregarded, and the corporation (A) shall not be required to include in its proxy statement or on any ballot or form of proxy the disregarded Shareholder Nominee or any successor or replacement nominee proposed by the Nominating Shareholder or by any other Nominating Shareholder and (B) may otherwise communicate to its shareholders, including without limitation by amending or supplementing its proxy statement or ballot or form of proxy, that a Shareholder Nominee will not be included as a nominee in the proxy statement or on any ballot or form of proxy and will not be voted on at the annual meeting.
(c)ELIGIBILITY OF NOMINATING SHAREHOLDER.
(i)An “Eligible Holder” is a person who has either (A) been a record holder of the shares of common stock used to satisfy the eligibility requirements in this Section 2.12(c) continuously for the three-year period specified in subsection (ii) below or (B) provides to the

Secretary of the corporation, within the time period referred to in Section 2.12(d), evidence of continuous ownership of such shares for such three-year period from one or more securities intermediaries in a form that the Board of Directors determines would be deemed acceptable for purposes of a shareholder proposal under Rule 14a-8(b)(2) under the Exchange Act (or any successor rule).
(ii)An Eligible Holder or group of up to 20 Eligible Holders may submit a nomination in accordance with this Section 2.12 only if the person or group (in the aggregate) has continuously owned at least the Minimum Number (as defined below) of shares of the corporation’s common stock throughout the three-year period preceding and including the date of submission of the Nomination Notice, and continues to own at least the Minimum Number through the date of the annual meeting. Two or more funds that are (A) under common management and investment control, (B) under common management and funded primarily by a single employer, or (C) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended, shall be treated as one Eligible Holder if such Eligible Holder shall provide together with the Nomination Notice documentation reasonably satisfactory to the corporation that demonstrates that the funds meet the criteria set forth in (A), (B) or (C) of this Section 2.12(c)(ii). In the event of a nomination by a group of Eligible Holders, any and all requirements and obligations for an individual Eligible Holder that are set forth in this Section 2.12, including the minimum holding period, shall apply to each member of such group; provided, however, that the Minimum Number shall apply to the ownership of the group in the aggregate. Should any shareholder cease to satisfy the eligibility requirements in this Section 2.12, as determined by the Board of Directors, or withdraw from a group of Eligible Holders at any time prior to the annual meeting of shareholders, the group of Eligible Holders shall only be deemed to own the shares held by the remaining members of the group.
(iii)The “Minimum Number” of shares of the corporation’s common stock means 3% of the number of outstanding shares of common stock as of the most recent date for which such amount is given in any filing by the corporation with the SEC prior to the submission of the Nomination Notice.
(iv)For purposes of this Section 2.12, an Eligible Holder “owns” only those outstanding shares of the corporation as to which the Eligible Holder possesses both:
(A)the full voting and investment rights pertaining to the shares; and
(B)the full economic interest in (including the opportunity for profit and risk of loss on) such shares;
provided that the number of shares calculated in accordance with clauses (A) and (B) shall not include any shares (1) purchased or sold by such Eligible Holder or any of its affiliates in any transaction that has not been settled or closed, (2) sold short by such Eligible Holder, (3) borrowed by such Eligible Holder or any of its affiliates for any purpose or purchased by such Eligible Holder or any of its affiliates pursuant to an agreement to resell or subject to any other obligation to resell to another person, or (4) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such Eligible Holder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the corporation, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of (x) reducing in any manner, to any extent or at any time in the future, such Eligible Holder’s or any of its affiliates’ full right to vote or direct the voting of any such shares, and/or (y) hedging, offsetting, or altering to any degree, gain or loss arising from the full economic ownership of such shares by such Eligible Holder or any of its affiliates.

An Eligible Holder “owns” shares held in the name of a nominee or other intermediary so long as the Eligible Holder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. An Eligible Holder’s ownership of shares shall be deemed to continue during any period in which the Eligible Holder has delegated any voting power by means of a proxy, power of attorney, or other similar instrument or arrangement that is revocable at any time by the Eligible Holder. An Eligible Holder’s ownership of shares shall be deemed to continue during any period in which the Eligible Holder has loaned such shares, provided that the Eligible Holder has the power to recall such loaned shares on five business days’ notice and continues to hold such shares through the date of the annual meeting. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of the corporation are “owned” for these purposes shall be determined by the Board of Directors.
(v)No Eligible Holder shall be permitted to be in more than one group constituting a Nominating Shareholder, and if any Eligible Holder appears as a member of more than one group, it shall be deemed to be a member of the group that has the largest ownership position as reflected in the Nomination Notice.
(d)NOMINATION NOTICE. To nominate a Shareholder Nominee, the Nominating Shareholder must deliver to the Secretary at the principal executive offices of the corporation not less than 120 or more than 150 days before the first anniversary of the date that the corporation first sent its proxy statement for the prior year’s annual meeting of shareholders, all of the following information and documents (collectively, the “Nomination Notice”); provided, however, that if the date of the annual meeting is advanced more than 30 days before or delayed by more than 30 days after such anniversary date, or if the corporation did not hold an annual meeting in the preceding year, the Nomination Notice shall be given in the manner provided herein not earlier than the 150th day and not later than the close of business on the later of the 120th day before such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made:
(i)A Schedule 14N (or any successor form) relating to each Shareholder Nominee, completed and filed with the SEC by the Nominating Shareholder as applicable, in accordance with SEC rules;
(ii)A written notice, in a form deemed satisfactory by the Board of Directors, of the nomination of each Shareholder Nominee that includes the following additional information, agreements, representations and warranties by the Nominating Shareholder (including each group member):
(A)the information required with respect to the nomination of directors pursuant to Section 2.1(d)(i);
(B)the details of any relationship that existed within the past three years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if it existed on the date of submission of the Schedule 14N;
(C)a representation and warranty that the Nominating Shareholder acquired the securities of the corporation in the ordinary course of business and did not acquire, and is not holding, any securities of the corporation for the purpose or with the effect of influencing control or changing control of the corporation;
(D)a representation and warranty that each Shareholder Nominee’s candidacy or, if elected, Board of Directors membership would not violate applicable state or federal law or the rules of any stock exchange on which the corporation’s securities are traded;
(E)a representation and warranty that such Shareholder Nominee:
(1)does not have any direct or indirect relationship with the corporation that would cause the Shareholder Nominee to be considered not independent pursuant to the corporation’s Corporate Governance Guidelines as most recently published on its website and otherwise qualifies as independent under the rules of the primary stock exchange on which the corporation’s shares of common stock are traded;
(2)is not and has not been subject to any event specified in Rule 506(d)(1) of Regulation D (or any successor rule) under the Securities Act of 1933 or Item 401(f) of Regulation S-K (or any successor rule) under the Exchange Act, without reference to whether the event is material to an evaluation of the ability or integrity of such Shareholder Nominee; and
(3)is not a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) and has not been convicted in a criminal proceeding within the past 10 years;
(F)a representation and warranty that the Nominating Shareholder satisfies the eligibility requirements set forth in Section 2.12(c) and has provided evidence of ownership to the extent required by Section 2.12(c)(i);
(G)a representation and warranty that the Nominating Shareholder intends to continue to satisfy the eligibility requirements described in Section 2.12(c) through the date of the annual meeting and a statement regarding the Nominating Shareholder’s intent or lack thereof with respect to continued ownership of the Minimum Number of shares for at least one year following the annual meeting;
(H)details of any position of a Shareholder Nominee related to any competitor (that is, any entity that produces products or provides services that compete with or are alternatives to the products produced or services provided by the corporation or its affiliates) of the corporation, within the three years preceding the submission of the Nomination Notice;
(I)a representation and warranty that the Nominating Shareholder will not engage in or aid or abet a “solicitation” within the meaning of Rule 14a-1(l) of the Exchange Act (without reference to the exception in Section 14a-1(l)(2)(iv) of the Exchange Act) (or any successor rules) with respect to the annual meeting, other than with respect to a Shareholder Nominee or any nominee of the Board of Directors;
(J)a representation and warranty that the Nominating Shareholder will not use any proxy card other than the corporation’s proxy card in soliciting shareholders in connection with the election of a Shareholder Nominee at the annual meeting;
(K)if desired, a Supporting Statement; and
(L)in the case of a nomination by a group, the designation by all group members of one group member that is authorized to act on behalf of all group members with respect to matters relating to the nomination, including withdrawal of the nomination;
(iii)An executed agreement, in a form deemed satisfactory by the Board of Directors, pursuant to which the Nominating Shareholder (including each group member) agrees:
(A)to comply with all applicable laws, rules and regulations in connection with the nomination, solicitation and election;
(B)to file with the SEC any written solicitation or other communication with the corporation’s shareholders relating to one or more of the corporation’s directors or director nominees or any Shareholder Nominee, regardless of whether any such filing is required under rule or regulation or whether any exemption from filing is available for such materials under any rule or regulation;
(C)to assume all liability (which shall be joint and several with respect to other group members if any) stemming from an action, suit or proceeding concerning any actual or alleged legal or regulatory violation arising out of any communication by the Nominating Shareholder or any of its Shareholder Nominees (or those in active concert or participation with either) with the corporation, its shareholders or any other person in connection with the nomination or election of directors, including, without limitation, the Nomination Notice;
(D)to indemnify and hold harmless (which shall be joint and several with respect to other group members if any) the corporation and each of its current and former directors, officers and employees individually against any liability, loss, damages, expenses or other costs (including attorneys’ fees) incurred in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the corporation or any of its current and former directors, officers or employees arising out of or relating to a failure or alleged failure of the Nominating Shareholder or any of its Shareholder Nominees to comply with, or any breach or alleged breach of, its or their obligations, agreements or representations under this Section 2.12; and
(E)in the event that any information included in the Nomination Notice or any other communication by the Nominating Shareholder (including with respect to any group member) with the corporation, its shareholders or any other person in connection with the nomination or election ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), or that the Nominating Shareholder (including any group member) has failed to continue to satisfy the eligibility requirements described in Section 2.12(c), to promptly (and in any event within 48 hours of discovering such misstatement, omission or failure) notify the corporation and any other recipient of such communication of (1) the misstatement or omission in such previously provided information and of the information that is required to correct the misstatement or omission or (2) such failure; and
(iv)An executed agreement, in a form deemed satisfactory by the Board of Directors, by each Shareholder Nominee:
(A)to provide to the corporation the information required with respect to the nomination of directors pursuant to Section 2.1(d)(ii), including but not limited to a completed and signed questionnaire, representation and agreement required by Section 2.13;
(B)to provide to the corporation such other information and certifications, including completion of the corporation’s director questionnaire, as the corporation may reasonably request; and
(C)at the reasonable request of the Nominating and Governance Committee, to meet with the Nominating and Governance Committee to discuss matters relating to the nomination of such Shareholder Nominee to the Board of Directors, including the information provided by such Shareholder Nominee to the corporation in connection with his or her nomination and such Shareholder Nominee’s eligibility to serve as a member of the Board of Directors.
The information and documents required by this Section 2.12(d) to be provided by the Nominating Shareholder shall be (i) provided with respect to and executed by each group member, in the case of information applicable to group members; and (ii) provided with respect to the persons specified in Instruction 1 to Items 6(c) and (d) of Schedule 14N (or any successor item) in the case of a Nominating Shareholder or group member that is an entity. The Nomination Notice shall be deemed submitted on the date on which all the information and documents referred to in this Section 2.12(d) (other than such information and documents contemplated to be provided after the date the Nomination Notice is provided) have been delivered to or, if sent by mail, received by the Secretary of the corporation.
(e)EXCEPTIONS.
(i)Notwithstanding anything to the contrary contained in this Section 2.12, the corporation may omit from its proxy statement any Shareholder Nominee and any information concerning such Shareholder Nominee (including a Nominating Shareholder’s Supporting Statement) and no vote on such Shareholder Nominee will occur (notwithstanding that proxies in respect of such vote may have been received by the corporation), and the Nominating Shareholder may not, after the last day on which a Nomination Notice would be timely, cure in any way any defect preventing the nomination of such Shareholder Nominee, if:
(A)the corporation receives a notice pursuant to Section 2.1(b)(iii) that a shareholder intends to nominate a candidate for director at the annual meeting, whether or not such notice is subsequently withdrawn or made the subject of a settlement with the corporation;
(B)the Nominating Shareholder or the designated lead group member, as applicable, or any qualified representative thereof, does not appear at the meeting of shareholder s to present the nomination submitted pursuant to this Section 2.12, the Nominating Shareholder withdraws its nomination or the chairman of the annual meeting declares that such nomination was not made in accordance with the procedures prescribed by this Section 2.12 and shall therefore be disregarded;
(C)the Board of Directors determines that such Shareholder Nominee’s nomination or election to the Board of Directors would result in the corporation violating or failing to be in compliance with the Articles of Incorporation or Bylaws of the corporation or any applicable law, rule or regulation to which the corporation is subject, including any rules or regulations of the primary stock exchange on which the corporation’s common stock is traded;
(D)such Shareholder Nominee was nominated for election to the Board of Directors pursuant to this Section 2.12 at one of the corporation’s three preceding annual meetings of shareholders and either withdrew or became ineligible or received a vote of less than 25% of the shares of common stock entitled to vote for such Shareholder Nominee;
(E)such Shareholder Nominee has been, within the past three years, an officer or director of a competitor, as defined for purposes of Section 8 of the Clayton Antitrust Act of 1914, as amended; and
(F)the corporation is notified, or the Board of Directors determines, that the Nominating Shareholder or the Shareholder Nominee has failed to continue to satisfy the eligibility requirements described in Section 2.12(c), any of the representations and warranties made in the Nomination Notice ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), such Shareholder Nominee becomes unwilling or unable to serve on the Board of Directors or any material violation or breach occurs of the obligations, agreements, representations or warranties of the Nominating Shareholder or such Shareholder Nominee under this Section 2.12.
(ii)Notwithstanding anything to the contrary contained in this Section 2.12, the corporation may omit from its proxy statement, or may supplement or correct, any information,

including all or any portion of the Supporting Statement or any other statement in support of a Shareholder Nominee included in the Nomination Notice, if the Board of Directors determines that:
(A)such information is not true in all material respects or omits a material statement necessary to make the statements made not misleading;
(B)such information directly or indirectly impugns the character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to, any person; or
(C)the inclusion of such information in the proxy statement would otherwise violate the SEC proxy rules or any other applicable law, rule, regulation, or listing standard.
The corporation may solicit against, and include in the proxy statement its own statement relating to, any Shareholder Nominee.
2.13SUBMISSION OF QUESTIONNAIRE, REPRESENTATION AND AGREEMENT. To be eligible to be a nominee for election or reelection as a director of the corporation by a shareholder under Section 2.1 or an Eligible Shareholder under Section 2.12, a person must complete and deliver (in accordance with the time periods prescribed for delivery of notice under Section 2.1 or 2.12, whichever is applicable) to the Secretary at the principal executive offices of the corporation a written questionnaire providing the information requested about the background and qualifications of such person and the background of any other person or entity on whose behalf the nomination is being made and a written representation and agreement (the questionnaire, representation, and agreement to be in the form provided by the Secretary upon written request) that such person:
(a)is not and will not become a party to (i) any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity in connection with his or her nomination, service or action as a director of the corporation that has not been disclosed to the corporation, (ii) any agreement, arrangement or understanding with any person or entity as to how such person would vote or act on any issue or question as a director (a “Voting Commitment”) that has not been disclosed to the corporation, or (iii) any Voting Commitment that could limit or interfere with the person’s ability to comply, if elected as a director of the corporation, with the person’s fiduciary duties under applicable law;
(b)in the person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the corporation, and will comply with the corporation’s Bylaws, Corporate Governance Guidelines, Code of Ethics and any other corporation policies and guidelines applicable to directors.
(c)currently intends to serve as a director for the term for which he or she is standing for election and until his or her successor is duly elected and qualified.
ARTICLE 3

BOARD OF DIRECTORS
3.1MANAGEMENT RESPONSIBILITY. All corporate powers shall be exercised by or under the authority of, and the business and affairs of the corporation shall be managed under the direction of, the Board of Directors, except as may be otherwise provided in the Articles of Incorporation or the Washington Business Corporation Act.
3.2NUMBER OF DIRECTORS, QUALIFICATION. The authorized number of directors of the corporation shall be as specified and set by resolution from time to time by the Board of Directors. Directors need not be shareholders. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.3ELECTION. Except as provided in Section 3.4, directors shall be elected at each annual meeting of shareholders, and each director so elected shall hold office until the annual meeting which takes place in the year in which his or her term expires and, except as otherwise provided in this Section 3.3, until his or her successor is duly elected and qualified, or until his or her earlier resignation or removal.
In a non-contested election, a nominee for director shall be elected by the vote of a majority of the votes cast. A majority of votes cast means that the number of votes cast “for” a nominee’s election exceeds the number of votes cast “against” that nominee’s election. The following shall not be votes cast: (a) a share as to which the ballot is marked as withheld with respect to the nominee; and (b) a share otherwise present at the meeting but for which there is an abstention or as to which the holder gives no authority or direction with respect to the election of the nominee.
In a contested election, directors shall be elected by the vote of a plurality of the votes cast. A contested election is one in which (a) on last day for delivery of a notice under Section 2.1(d), a Holder has complied with the requirements of Section 2.1 with respect to one or more nominees or, as applicable, on the last day for delivery of a notice under Section 2.12(d), a Nominating Shareholder has complied with the requirements of Section 2.12 with respect to one or more nominees; and (b) prior to the date that notice of the meeting is given, the Board of Directors has not made a determination that none of the candidacies of the Holder or the Nominating Shareholder creates a bona fide election contest. For purposes of these Bylaws, it is assumed that on the last day for delivery of a notice under Section 2.1(d) or, as applicable, Section 2.12(d), there is a candidate nominated by the Board of Directors for each of the director positions to be voted on at the meeting.
The following procedures apply in a non-contested election. A nominee who does not receive a majority of the votes cast shall not be elected. An incumbent director who is not elected because he or she does not receive a majority of the votes cast shall continue to serve as a holdover director until the earliest of (a) 90 days after the date on which an inspector determines the voting results as to that director pursuant to Section 23B.07.035 of the RCW; (b) the date on which the Board of Directors appoints any qualified individual to fill the office held by such director, which appointment shall constitute the filling of a vacancy by the Board of Directors pursuant to Section 3.4; or (c) the date of the director’s resignation. Any vacancy resulting from the non-election of a director under this Section 3.3 may be filled by the Board of Directors as provided in Section 3.4. Except as provided in the next sentence, (a) the Nominating and Governance Committee will consider promptly whether to fill the office of a nominee who fails to receive a majority of the votes cast and make a recommendation to the Board of Directors about filling the office; (b) the Board of Directors will act on the Nominating and Governance Committee’s recommendation and within 90 days after the certification of the shareholder vote will disclose publicly its decision; and (c) no director who failed to receive a majority of the votes cast in such director’s election will participate in the Nominating and Governance Committee recommendation or Board of Directors’ decision about filling his or her office. If no director receives a majority of the votes cast in an uncontested election, then the incumbent directors (a) will nominate a slate of directors comprised of any qualified individuals and hold a special meeting for the purpose of electing those nominees as soon as practicable; and (b) may in the interim fill one or more offices with the same nominees (or any other qualified individuals), who will continue in office until their successors are elected.
3.4VACANCIES. In the case of any vacancy occurring on the Board of Directors (whether caused by resignation, death, an increase in the number of directors, non-election of a director pursuant to Section 3.3, or otherwise), the vacancy may be filled with any qualified individual by affirmative vote of a majority of the Board of Directors. If the directors in office constitute fewer than a quorum of the Board of Directors, they may fill the vacancy by the affirmative vote of a majority of all the directors in office, or by a sole remaining director. A director elected to fill any vacancy shall be identified by the class (Class I, II or III as set forth in Article V of the Articles of Incorporation) to which he or she is named, so long as and to the extent the corporation maintains a classified board, and shall hold office until the next shareholders’ meeting at which directors are elected and until his or her successor has been duly elected and qualified, or until his or her earlier resignation, removal, or non-election pursuant to Section 3.3.

3.5REMOVAL. One or more members of the Board of Directors (including the full Board of Directors) may be removed, with or without cause, at a meeting of shareholders called expressly for that purpose. A director may be removed if the number of votes cast to remove the director exceeds the number of votes cast not to remove the director.
3.6RESIGNATION. Any director may resign at any time by delivering a written resignation to the Chairman or the Secretary, such resignation to specify whether it will be effective at a particular time, upon receipt by the Chairman or Secretary, at the pleasure of the Board of Directors. If no such specification is made, it shall be deemed effective at the pleasure of the Board of Directors. When one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office for the unexpired portion of the term of the director whose place shall be vacated and until his or her successor shall have been duly elected and qualified.
3.6.1    RESIGNATIONS AND DIRECTOR ELECTIONS. Any nominee for director in an uncontested election (i.e., an election where the number of persons properly nominated for election as directors at a meeting of shareholders does not exceed the number of directors to be elected at such meeting) who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall, promptly following certification of the shareholder vote, offer a resignation to the Board of Directors for consideration in accordance with the following procedures. Such offer shall become effective only if, as set forth below, the committee of Qualified Independent Directors accepts such resignation.
In the event that any director has offered to resign pursuant to this Section 3.6.1, the Board of Directors shall establish a committee comprised solely of Qualified Independent Directors and shall delegate to that committee the authority to determine the action to be taken with respect to such offered resignation, which can include (a) accepting the offer of resignation; (b) maintaining the director but addressing what the Qualified Independent Directors believe to be the underlying cause of the withhold votes; (c) resolving that the director will not be re-nominated in the future for election; or (d) rejecting the offer of resignation. In reaching its decision, the committee shall consider all factors it deems relevant, including (but not limited to): (i) any stated reasons why shareholders withheld votes from such director; (ii) any alternatives for curing the underlying cause of the withheld votes; (iii) the director’s tenure; (iv) the director’s qualifications; (v) the director’s past and expected future contributions to the corporation; and (vi) the overall composition of the Board of Directors, including whether accepting the resignation would cause the corporation to fail to meet any applicable legal, regulatory, stock exchange, or contractual requirements. The term “Qualified Independent Directors” means all directors who are (A) independent directors (as defined in accordance with NASDAQ Listing Rules); and (B) not required to offer their resignation in accordance with this Section 3.6.1. Prior to voting, the committee shall afford the affected director an opportunity to provide any information or statement that the director deems relevant.
3.7ANNUAL MEETING. The first meeting of each newly elected Board of Directors shall be known as the annual meeting thereof.
3.8REGULAR MEETINGS. Regular meetings of the Board of Directors or of any committee designated by the Board of Directors may be held at such place and such day and hour as shall from time to time be fixed by the Board of Directors or committee, without other notice than the delivery of a notice as provided in Section 3.10.
3.9SPECIAL MEETINGS. Special meetings of the Board of Directors or any committee designated by the Board of Directors may be called by the Chairman, the Chief Executive Officer, the President or any director or committee member, to be held at such place and such day and hour as specified by the person or persons calling the meeting.
3.10NOTICE OF MEETING. Notice of the date, time, and place of all special meetings of the Board of Directors or any committee designated by the Board of Directors shall be given by the Secretary,

Assistant Secretary, or by the person calling the meeting, by mail, private carrier, telegram, facsimile transmission, or personal communication over the telephone or otherwise, provided such notice is received at least two days prior to the day upon which the meeting is to be held.
Notice of any meeting of the Board of Directors or any committee designated by the Board of Directors need not be given to any director or committee member if it is waived in a writing signed by the director entitled to the notice, whether before or after such meeting is held.
A director’s attendance at or participation in a meeting waives any required notice to the director of the meeting unless the director at the beginning of the meeting, or promptly upon the director’s arrival, objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors or any committee designated by the Board of Directors need be specified in the notice or waiver of notice of such meeting unless required by the Articles of Incorporation or these Bylaws.
Any meeting of the Board of Directors or any committee designated by the Board of Directors shall be a legal meeting without any notice thereof having been given if all of the directors or committee members have received valid notice thereof, are present without objecting, or waive notice thereof in a writing signed by the director and delivered to the corporation for inclusion in the minutes or filing with the corporate records, or any combination thereof.
3.11QUORUM OF DIRECTORS. A majority of the number of directors fixed by or in the manner provided by these Bylaws shall constitute a quorum for the transaction of business. If a quorum is present when a vote is taken, the affirmative vote of a majority of directors present is the act of the Board of Directors unless the Articles of Incorporation or these Bylaws require the vote of a greater number of directors.
A majority of the directors present, whether or not constituting a quorum, may adjourn any meeting to another time and place. If the meeting is adjourned for more than 48 hours, then notice of the time and place of the adjourned meeting shall be given before the adjourned meeting takes place, in the manner specified in Section 3.10, to the directors who were not present at the time of the adjournment.
3.12PRESUMPTION OF ASSENT. Any director who is present at any meeting of the Board of Directors at which action on any corporate matter is taken shall be presumed to have assented to the action taken unless (a) the director objects at the beginning of the meeting, or promptly upon the director’s arrival, to holding the meeting or transacting business at the meeting; (b) the director’s dissent or abstention from the action taken is entered in the minutes of the meeting; or (c) the director delivers written notice of dissent or abstention to the presiding officer of the meeting before the adjournment thereof or to the corporation within a reasonable time after adjournment of the meeting. Such right to dissent or abstain shall not be available to any director who voted in favor of such action.
3.13ACTION BY DIRECTORS WITHOUT A MEETING. Any action required or permitted to be taken by the Board of Directors or any committee thereof may be taken without a meeting, provided that all members of the Board of Directors or committee individually or collectively evidence such action by one or more consents executed by each director either before or after the action taken, and delivered to the corporation. Each such consent shall be set forth in an executed record or in an executed electronic transmission to the corporation, as such term is defined in Section 2.3. Such action by consent shall have the same force and effect as a unanimous vote of the Board of Directors or the committee. Such consent and any counterparts thereof shall be filed with the minutes of the proceedings of the Board of Directors.
3.14TELEPHONIC MEETINGS. Members of the Board of Directors or any committee designated by the Board of Directors may participate in a meeting of the Board of Directors or committee by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other during the meeting.

3.15COMPENSATION. The directors and committee members may be paid their expenses, if any, or a fixed sum or a stated salary as a director or committee member for attendance at each meeting of the Board of Directors or of such committee as the case may be. No such payment shall preclude any director or committee member from serving the corporation in any other capacity and receiving compensation therefor.
3.16COMMITTEES. The Board of Directors, by resolution adopted by a majority of the full Board of Directors, may from time to time designate from among its members one or more committees, each of which must have two or more members and, to the extent provided in such resolution, shall have and may exercise all the authority of the Board of Directors, except that no such committee shall have the authority to:
(a)authorize or approve a distribution except according to a general formula or method prescribed by the Board of Directors;
(b)approve or propose to shareholders action that the Washington Business Corporation Act requires to be approved by shareholders;
(c)fill vacancies on the Board of Directors or on any of its committees;
(d)adopt any amendment to the Articles of Incorporation;
(e)adopt, amend or repeal these Bylaws;
(f)approve a plan of merger; or
(g)authorize or approve the issuance or sale or contract for sale of shares, or determine the designation and relative rights, preferences and limitations of a class or series of shares, except that the Board of Directors may authorize a committee, or a senior executive officer of the corporation, to do so within limits specifically prescribed by the Board of Directors.
Meetings of such committees shall be governed by the same procedures as govern the meetings of the Board of Directors. All committees so appointed shall keep regular minutes of their meetings and shall cause them to be recorded in books kept for that purpose at the office of the corporation.
3.17     CHAIRMAN. The Board of Directors shall appoint one of its members to be Chairman of the Board. The Chairman may be appointed or removed at any time only by action of a majority of the full Board of Directors. The Chairman shall, when present, preside at all meetings of the Board of Directors and the shareholders. The Chairman shall also perform such other duties and may exercise such other powers as from time to time may be assigned to the Chairman by these Bylaws or by the Board of Directors.
ARTICLE 4

OFFICERS
4.1APPOINTMENT. The officers of the corporation shall be appointed from time to time by the Board of Directors or by any other officer empowered to do so. The Board of Directors shall have sole power and authority to appoint any Senior Officer and shall have the authority to appoint any other officers and to prescribe the terms of office, authority and duties of the Senior Officers or other officers.  The term “Senior Officer” shall mean the Chief Executive Officer, President, Chief Financial Officer, any Executive Vice President and any Senior Vice President.  The Board may delegate to any Senior Officer the power to appoint any subordinate officers and to prescribe their respective terms of office, authority and duties.  Except in the case of death, resignation or removal, each officer shall hold office until his or her successor is appointed and qualified.
4.2QUALIFICATION. None of the officers of the corporation need be a director. Any two or more of the corporate offices may be held by the same person.

4.3OFFICERS DESIGNATED. The officers of the corporation shall include a Chief Executive Officer, a President and a Chief Financial Officer. Such other officers and assistant officers, including but not limited to, one or more Executive Vice Presidents, a Secretary, a Treasurer, and one or more Vice Presidents (including any Senior Vice Presidents), Assistant Vice Presidents, Assistant Secretaries, Assistant Treasurers and other officers as may be deemed necessary may be appointed in accordance with Section 4.1.
(a)CHIEF EXECUTIVE OFFICER. The Chief Executive Officer shall be the chief executive officer of the corporation and, subject to the direction and control of the Board of Directors, shall supervise and control all of the assets, business, and affairs of the corporation. The Chief Executive Officer is authorized to vote the shares owned by the corporation in other corporations, domestic or foreign, unless otherwise prescribed by the Board of Directors, and to execute all bonds, mortgages, contracts and other instruments of the corporation requiring a seal, under the seal of the corporation, except where required or permitted by law to be otherwise signed and executed and except that the other officers of the corporation may sign and execute documents when so authorized by these Bylaws, the Board of Directors, the Chief Executive Officer or the President. In general, the Chief Executive Officer shall perform all duties incident to the office of Chief Executive Officer and such other duties as may be prescribed by the Board of Directors from time to time. The Chief Executive Officer shall, unless a Chairman has been appointed and is present, preside at all meetings of the shareholders and the Board of Directors if he or she serves as a director. The Chief Executive Officer may only be appointed or removed by a majority of the full Board of Directors.
(b)PRESIDENT. At the request of the Chief Executive Officer or in the event of the Chief Executive Officer’s death or absence or inability to act, the President shall perform the duties of the Chief Executive Officer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Chief Executive Officer. The President is authorized to vote the shares owned by the corporation in other corporations, domestic or foreign, unless otherwise prescribed by the Board of Directors, and to execute all bonds, mortgages, contracts and other instruments of the corporation requiring a seal, under the seal of the corporation, except where required or permitted by law to be otherwise signed and executed and except that the other officers of the corporation may sign and execute documents when so authorized by these Bylaws, the Board of Directors, the Chief Executive Officer, or the President. In general, the President shall perform all duties incident to the office of President and such other duties as may be prescribed by the Board of Directors from time to time. The President may only be appointed or removed by a majority of the full Board of Directors.
(c)EXECUTIVE VICE PRESIDENTS. At the request of the President or in the event of the President’s death or absence or inability to act, an Executive Vice President designated by a majority of the Board of Directors shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. Each Executive Vice President (including any Senior Executive Vice Presidents) shall perform such other duties and have such other powers as the Board of Directors from time to time may prescribe. If there be no Executive Vice President, the Board of Directors shall designate the officer of the corporation who, in the absence of the President or in the event of the President’s death or absence or inability to act, shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President.
(d)SECRETARY. The Secretary shall:
(i)keep the minutes of meetings of the shareholders and the Board of Directors in one or more books provided for that purpose;
(ii)see that all notices are duly given in accordance with the provisions of these Bylaws or as required by law;
(iii)be custodian of the corporate records and seal of the corporation, if one be adopted;

(iv)keep a register of the post office address of each shareholder and director;
(v)sign with the Chief Executive Officer or President, or the Chairman, certificates for shares of the corporation, the issuance of which shall have been authorized by resolution of the Board of Directors;
(vi)have general charge of the stock transfer books of the corporation; and
(vii)in general, perform all duties incident to the office of Secretary and such other duties as from time to time may be assigned by the Chief Executive Officer, the President or the Board of Directors.
In the absence of the Secretary, an Assistant Secretary may perform the duties of the Secretary.
(e)CHIEF FINANCIAL OFFICER. The Chief Financial Officer shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors, the Chief Executive Officer or the President. The Chief Financial Officer, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Chief Financial Officer shall perform other duties commonly incident to his or her office and shall also perform such other duties and have such other powers as the Board of Directors, the Chief Executive Officer or the President shall designate from time to time. The Chief Executive Officer or the President may direct the Treasurer or any Assistant Treasurer, or the Controller or any Assistant Controller, or other officer of the corporation, to assume and perform the duties of the Chief Financial Officer in the absence or disability of the Chief Financial Officer, and each Treasurer and Assistant Treasurer and each Controller and Assistant Controller shall perform other duties commonly incident to his or her office and shall also perform such other duties and have such other powers as the Board of Directors, the Chief Executive Officer or the President shall designate from time to time.
(f)TREASURER. Subject to the direction and control of the Board of Directors, the Treasurer shall have charge and custody of and be responsible for all funds and securities of the corporation; and, at the expiration of his or her term of office, the Treasurer shall turn over to his or her successor all property of the corporation in his or her possession.
In the absence of the Treasurer, an Assistant Treasurer may perform the duties of the Treasurer.
4.4DELEGATION. In case of the absence or inability to act of any officer of the corporation and of any person herein authorized to act in his or her place, the Board of Directors, or any Senior Officer empowered to appoint such officer, may from time to time delegate the powers or duties of such officer to any other officer or director or other person whom it may select.
4.5RESIGNATION. Any officer may resign at any time by delivering written notice to the corporation. Any such resignation shall take effect when the notice is delivered unless the notice specifies a later date. Unless otherwise specified in the notice, acceptance of such resignation by the corporation shall not be necessary to make it effective. Any resignation shall be without prejudice to the rights, if any, of the corporation under any contract to which the officer is a party.
4.6REMOVAL. Any officer or agent elected or appointed by the Board of Directors may be removed by the Board of Directors or any Senior Officer empowered to appoint the officer to be removed, at any time with or without cause. Election or appointment of an officer or agent shall not of itself create contract rights.
4.7VACANCIES. A vacancy in any office because of death, resignation, removal, disqualification, creation of a new office, or any other cause may be filled by the Board of Directors or by a duly appointed Senior Officer.

4.8COMPENSATION. Compensation, if any, for officers and other agents and employees of the corporation shall be determined by the Board of Directors, or by any officer to whom the Board of Directors has delegated authority to set compensation of officers and other agents and employees. No officer shall be prevented from receiving compensation in such capacity by reason of the fact that he or she is also a director of the corporation.
ARTICLE 5

EXECUTION OF INSTRUMENTS AND VOTING OF SECURITIES
OWNED BY THE CORPORATION
5.1EXECUTION OF CORPORATE INSTRUMENTS. The Board of Directors may, in its discretion, determine the method and designate the signatory officer or officers, or other person or persons, to execute on behalf of the corporation any corporate instrument or document, or to sign on behalf of the corporation the corporate name without limitation, or to enter into contracts on behalf of the corporation, except where otherwise provided by law or these Bylaws, and such execution or signature shall be binding upon the corporation.
All checks and drafts drawn on banks or other depositaries on funds to the credit of the corporation or in special accounts of the corporation shall be signed by such person or persons as the Board of Directors shall authorize so to do.
Unless authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.
5.2VOTING OF SECURITIES OWNED BY THE CORPORATION. All stock and other securities of other corporations owned or held by the corporation for itself, or for other parties in any capacity, shall be voted, and all proxies with respect thereto shall be executed, by the person authorized so to do by resolution of the Board of Directors, or, in the absence of such authorization, by the Chairman, the Chief Executive Officer, the President or any Executive Vice President.
ARTICLE 6

STOCK
6.1FORM AND EXECUTION OF CERTIFICATES. Certificates for the shares of stock of the corporation shall be in such form as is consistent with the Articles of Incorporation and applicable law. Every holder of stock in the corporation shall be entitled to have a certificate signed by or in the name of the corporation by the Chairman, the Chief Executive Officer or the President or any Vice President and by the Treasurer or Assistant Treasurer or the Secretary or Assistant Secretary, certifying the number of shares owned by him in the corporation. Any or all of the signatures on the certificate may be facsimiles. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if he were such officer, transfer agent, or registrar at the date of issue. Each certificate shall state upon the face or back thereof, in full or in summary, all of the powers, designations, preferences, and rights, and the limitations or restrictions of the shares authorized to be issued or shall, except as otherwise required by law, set forth on the face or back a statement that the corporation will furnish without charge to each shareholder who so requests the powers, designations, preferences and relative, participating, optional, or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Except as otherwise expressly provided by law, the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.

6.2LOST CERTIFICATES. The corporation may issue a new certificate or certificates in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. The corporation may require, as a condition precedent to the issuance of a new certificate or certificates, the owner of such lost, stolen, or destroyed certificate or certificates, or his or her legal representative, to agree to indemnify the corporation in such manner as it shall require or to give the corporation a surety bond in such form and amount as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen, or destroyed.
6.3TRANSFERS.
(a)Transfers of record of shares of stock of the corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, and upon the surrender of a properly endorsed certificate or certificates for a like number of shares.
(b)The corporation shall have power to enter into and perform any agreement with any number of shareholders of any one or more classes of stock of the corporation to restrict the transfer of shares of stock of the corporation of any one or more classes owned by such shareholders in any manner not prohibited by the RCW.
6.4REGISTERED SHAREHOLDERS. The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Washington.
6.5EXECUTION OF OTHER SECURITIES. All bonds, debentures and other corporate securities of the corporation, other than stock certificates (covered in Section 6.1), may be signed by the Chairman, the Chief Executive Officer, the President, any Executive Vice President or Vice President, or such other person as may be authorized by the Board of Directors, and the corporate seal impressed thereon or a facsimile of such seal imprinted thereon and attested by the signature of the Secretary or an Assistant Secretary, or the Chief Financial Officer or Treasurer or an Assistant Treasurer; provided, however, that where any such bond, debenture or other corporate security shall be authenticated by the manual signature, or where permissible facsimile signature, of a trustee under an indenture pursuant to which such bond, debenture or other corporate security shall be issued, the signatures of the persons signing and attesting the corporate seal on such bond, debenture or other corporate security may be the imprinted facsimile of the signatures of such persons. Interest coupons appertaining to any such bond, debenture or other corporate security, authenticated by a trustee as aforesaid, shall be signed by the Treasurer or an Assistant Treasurer of the corporation or such other person as may be authorized by the Board of Directors, or bear imprinted thereon the facsimile signature of such person. In case any officer who shall have signed or attested any bond, debenture or other corporate security, or whose facsimile signature shall appear thereon or on any such interest coupon, shall have ceased to be such officer before the bond, debenture or other corporate security so signed or attested shall have been delivered, such bond, debenture or other corporate security nevertheless may be adopted by the corporation and issued and delivered as though the person who signed the same or whose facsimile signature shall have been used thereon had not ceased to be such officer of the corporation.
ARTICLE 7

BOOKS AND RECORDS
7.1BOOKS OF ACCOUNTS, MINUTES AND SHARE REGISTER. The corporation shall keep as permanent records minutes of all meetings of its shareholders and Board of Directors, a record of all actions taken by the shareholders or Board of Directors without a meeting, and a record of all actions taken by a committee of the Board of Directors exercising the authority of the Board of Directors on behalf of the corporation. The corporation shall maintain appropriate accounting records. The corporation or its agent shall maintain a record of its shareholders, in a form that permits preparation of a list of the names and addresses of all shareholders, in alphabetical order by class of shares showing the number and class of shares held by each. The corporation shall keep a copy of the following records at its principal office: the Articles of Incorporation and all amendments to them currently in effect; the Bylaws and all amendments to them currently in effect; the minutes of all shareholders’ meetings, and records of all actions taken by shareholders without a meeting, for the past three years; its financial statements for the past three years, including balance sheets showing in reasonable detail the financial condition of the corporation as of the close of each fiscal year, and an income statement showing the results of its operations during each fiscal year prepared on the basis of generally accepted accounting principles or, if not, prepared on a basis explained therein; a list of the names and business addresses of its current directors and officers; and its most recent annual report delivered to the Secretary of State of Washington.
7.2COPIES OF RESOLUTIONS. Any person dealing with the corporation may rely upon a copy of any of the records of the proceedings, resolutions, or votes of the Board of Directors or shareholders, when certified by the Chief Executive Officer, President, Secretary or Assistant Secretary.
ARTICLE 8

FISCAL YEAR
The fiscal year of the corporation shall be set by the Board of Directors.
ARTICLE 9

CORPORATE SEAL
The Board of Directors may adopt a corporate seal for the corporation which shall have inscribed thereon the name of the corporation, the year and state of incorporation and the words “corporate seal.”
ARTICLE 10

INDEMNIFICATION
10.1RIGHT TO INDEMNIFICATION. The power, right and obligation of the corporation to indemnify any director of the corporation shall be as set forth in Article VII of the Articles of Incorporation. The corporation shall indemnify any individual made a party to a proceeding because that individual is or was an officer of the corporation and shall advance or reimburse the reasonable expenses incurred by such individual in advance of final disposition of the proceeding, without regard to the limitations in RCW 23B.08.510 through 23B.08.550 of the Washington Business Corporation Act, and to the full extent and under all circumstances permitted by applicable law. Any repeal or modification of this Article shall not adversely affect any right of any individual who is or was a director or officer of the corporation which existed at the time of such repeal or modification.
10.2NONEXCLUSIVITY OF RIGHTS. The right to indemnification and the advancement of expenses conferred in Article VII of the Articles of Incorporation and this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Articles of Incorporation or Bylaws of the corporation, general or specific action of the Board of Directors, contract or otherwise.
10.3INSURANCE, CONTRACTS AND FUNDING. The corporation may maintain insurance, at its expense, to protect itself and any individual who is or was a director, officer, employee or agent of the corporation or who, while a director, officer, employee or agent of the corporation, is or was serving at the request of the corporation as an agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any expense, liability or loss asserted against or incurred by the individual in that capacity or arising from the individual’s status as a director, officer, employee or agent, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Washington Business Corporation Act. The corporation may enter into contracts with any director, officer, employee or agent of the corporation in furtherance of the provisions of Article VII of the Articles of Incorporation and this Article and may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in Article VII of the Articles of Incorporation and this Article.
10.4INDEMNIFICATION OF EMPLOYEES AND AGENTS OF THE CORPORATION. The corporation may, by action of the Board of Directors, grant rights to indemnification and advancement of expenses to employees and agents of the corporation with the same scope and effect as the provisions of Article VII of the Articles of Incorporation and this Article with respect to the indemnification and advancement of expenses of directors and officers of the corporation or pursuant to rights granted pursuant to, or provided by, the Washington Business Corporation Act or otherwise.
10.5PERSONS SERVING OTHER ENTITIES. Any individual who is or was a director, officer or employee of the corporation who, while a director, officer or employee of the corporation, is or was serving (a) as a director or officer of another foreign or domestic corporation of which a majority of the shares entitled to vote in the election of its directors is held by the corporation, (b) as a trustee of an employee benefit plan and the duties of the director or officer to the corporation also impose duties on, or otherwise involve services by, the director or officer to the plan or to participants in or beneficiaries of the plan, or (c) in an executive or management capacity in a foreign or domestic partnership, joint venture, trust or other enterprise of which the corporation or a wholly owned subsidiary of the corporation is a general partner or has a majority ownership or interest shall be deemed to be so serving at the request of the corporation and entitled to indemnification and advancement of expenses under Article VII of the Articles of Incorporation and this Article.
ARTICLE 11

AMENDMENT OF BYLAWS
11.1These Bylaws may be altered, amended or repealed and new Bylaws may be adopted by the Board of Directors, except that the Board of Directors may not repeal or amend any Bylaw that the shareholders have expressly provided, in amending or repealing such Bylaw, may not be amended or repealed by the Board of Directors. The shareholders may also alter, amend and repeal these Bylaws or adopt new Bylaws. All Bylaws made by the Board of Directors may be amended, repealed, altered or modified by the shareholders.
August 9, 2023